Reading International Announces

First Quarter 2016 Results

[Earnings Call Webcast scheduled at 7:00 A.M. Pacific Time on Friday, May 13, 2016 to discuss 2016 First Quarter Financial Results]

Los Angeles, California - (BUSINESS WIRE) May 13, 2016 - Reading International, Inc. (NASDAQ: RDI) today announced results for the first quarter ended March 31, 2016.  Consolidated revenue for the first quarter of 2016 increased by 7% (or $4.2 million) primarily due to increases in admissions and concessions revenue.  For the first quarter,  on a local currency basis, revenues for US, Australia and New Zealand increased by 13%, 8% and 26%, respectively. Segment operating income for the first quarter increased by 14% (or $1.2 million) from prior year.

“We are pleased that 2016 is off to a solid start with segment operating income reaching a near quarterly record,” said Ellen Cotter, President and Chief Executive Officer. “In addition, the strategic investments we have made in delivering a superior cinematic experience for our guests helped drive cinema operating income by 21 percent through higher admission and concessions revenues. Our real estate portfolio continues to represent a significant opportunity for further value creation and we are pleased with the progress we have made in securing key approvals for the redevelopment of our Union Square property.”

Earnings per share (“EPS”) for the quarter was  $0.10. This compares to EPS in the prior-year period of $0.13, the decrease was primarily driven by $2.4 million in higher realized gains for the first quarter of 2015 on the sale of certain property, partially offset by increased operating income.

The following table summarizes the first quarter results for 2016 and 2015:

	Three Months Ended
			% Change
(Dollars in millions, except EPS)	March 31, 2016	March 31, 2015	Favorable/ (Unfavorable)
Revenue	$64.8	$60.6	7%
- US	35.0	31.0	13%
- Australia	23.1	23.5	(2)%
- New Zealand	6.7	6.1	10%
Segment operating income (1)	$9.8	$8.6	14%
Net income(2)	$2.2	$3.1	(29)%
Basic EPS (2)	$0.10	$0.13	(23)%
EBITDA (1)	$9.1	$12.0	(24)%

(1) Aggregate segment operating income and earnings before interest expense (net of interest income), income tax expense, depreciation and amortization expense (“EBITDA”) are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2) Reflect amounts attributable to stockholders of Reading International, Inc., i.e. after deduction of noncontrolling interests.

We transact business in Australia and New Zealand (collectively referred to as “Foreign Operations”) and are subject to risks associated with changing foreign exchange (“FX”) rates. During the first quarter, the Australian dollar and New Zealand dollar weakened against the U.S. dollar relative to the prior year by 8% and 12%, respectively.   We do not believe that the currency fluctuations present a material risk in our ability to fund our Foreign Operations because we manage our currency exposure by creating natural hedges in Australia and New Zealand.  This involves local country sourcing of goods and services, as well as borrowing in local currencies to match revenues and expenses. Furthermore, it remains our current business plan to retain and reinvest its earnings in Australia and New Zealand.

COMPANY HIGHLIGHTS

•

Segment operating income for the first quarter of 2016 increased by 14% over the prior-year period to $9.8 million, which represents the second highest quarterly level in the Company’s history.  Additionally, segment operating income for U.S. Cinema’s business increased 100% to $2.56 million.

•	Cinema activities
▪

On January 31, 2016, following the run of “Star Wars: The Force Awakens”,  we surrendered our Gaslamp Cinema in San Diego, California. This cinema was acquired in 2008 as part of the acquisition of a package of 15 locations from Pacific Theatres.  The cinema was not profitable and the purchase price for this asset reflected the losses generated by the  cinema and the likelihood that such losses would continue into the future.

•	Real estate activities
▪

In April 2016, we have received a Final Award of $2.3 million for attorney’s fees and costs in connection with our arbitration with The STOMP Company Limited Partnership, the producer of the show STOMP that is currently playing at our Orpheum Theater in New York City.    We are currently pursuing collection of this Final Award in the New York Supreme Court.

▪	On March 31, 2016, we completed the second of the two definitive sale agreements of our Taupo property in New Zealand, for which we received the remaining sales price of $831,000 (NZ$1.2 million).
▪

On April 11, 2016, we purchased a 24,000 square foot Class B office building with 72 parking spaces located at 5995 Sepulveda Boulevard in Culver City, California for $11,150,000.  We intend to use approximately 50% of the leasable area for our corporate headquarters and lease the remainder to unaffiliated third party tenants.  In recent years, Culver City has developed as a center of entertainment and high-tech activity in Los Angeles County.    Major tenants in the area include SONY and Google, with Facebook slated to take space in the near future.  Upon completion of the move and after leasing excess space at the property, we anticipate that the move will reduce our headquarters’ occupancy cost by approximately $350,000 per annum.  We are in the process of obtaining a mortgage on this office building.

▪

We continued to make progress on the development of our Union Square property located in Manhattan, New York.  We received authorization from the Landmarks Commission to develop the BKSK Architects’ design, which will add approximately 23,000 square footage of rentable space to the current square footage of the building for an approximate total of 73,000 square feet of rentable space subject to lease negotiations and the final tenant mix. We also received approval from the Board of Standards and Appeals for a variance to develop the property entirely for retail and commercial uses.  We entered into a Development Management Agreement with Edifice Real Estate Partners, LLC, to assist in the supervision and administration of the project as well as an agreement with real estate brokerage Newmark Grubb Knight Frank to serve as our exclusive marketing agent.  We retained an affiliate of CNY Construction LLC to provide pre-construction management services.  All tenancies have been terminated and the building vacated, and internal demolition activities have commenced at the site.  We currently anticipate that construction will be complete by the second quarter of 2018 and noted that leasing interest has been strong.

SEGMENT RESULTS

The following table summarizes the first quarter segment operating results for 2016 and 2015:

	Three Months Ended
			% Change
(Dollars in thousands)	March 31, 2016	March 31, 2015	Favorable/ (Unfavorable)
Segment revenue
Cinema
United States	$34,058	$29,835	14%
Australia	21,004	21,689	(3)%
New Zealand	6,253	5,375	16%
Total	$61,315	$56,899	8%
Real estate
United States	$859	$1,138	(25)%
Australia	3,311	2,912	14%
New Zealand	1,080	1,354	(20)%
Total	$5,250	$5,404	(3)%
Inter-segment elimination	(1,776)	(1,718)	(3)%
Total segment revenue	$64,789	$60,585	7%
Segment operating income (loss)
Cinema
United States	$2,555	$1,276	100%
Australia	4,064	4,295	(5)%
New Zealand	1,071	769	39%
Total	$7,690	$6,340	21%
Real estate
United States	$70	$449	(84)%
Australia	1,591	1,317	21%
New Zealand	428	525	(18)%
Total	$2,089	$2,291	(9)%
Total segment operating income (1)	$9,779	$8,631	14%

    (1) Aggregate segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Cinema Exhibition

Cinema operating income for the first quarter 2016 increased 21% or $1.4 million, to $7.7 million over the prior-year period,  primarily driven by higher admission and concessions revenues, partially offset by the unfavorable FX average rate movements on Foreign Operations.    Refer below for the operating results by country:

•	First quarter 2016 revenue in the United States increased by 14%, or $4.2 million, primarily driven by higher average admission prices, increased attendance and concessions revenue.
•

Australia cinema revenue decreased by 3%, or $685,000, primarily due to unfavorable impact from FX average rate movements. When expressed in local currency, Australian cinema revenues increased by 7% or AU$1.8 million, due to higher admissions.

•

In New Zealand, cinema revenue increased by 16%, or $878,000, mainly due to higher admission revenue and higher concession revenue as result of higher attendance and the opening of Reading’s New Lynn Mall cinema in November 2015, partially offset by unfavorable impact from

FX average rate movements. When expressed in local currency, New Zealand cinema revenues increased by 32% or NZ$2.3 million.

The top three grossing films for the first quarter 2016 were “Deadpool”, “Star Wars: The Force Awakens”, and “Batman v Superman: Dawn of Justice” representing approximately 28% of Reading’s worldwide admission revenues for the quarter.   The top three grossing films in the first quarter 2015 for Reading’s worldwide cinema circuits were “American Sniper”, “Fifty Shades of Grey”, and “Kingsman:  The Secret Service”, which represented approximately 22% of Reading’s admission revenues for the first quarter of 2015.

Real Estate

Real estate segment operating income for the first quarter 2016 decreased 9% or $202,000 compared to 2015, to $2.1 million, primarily driven by lower revenues and the unfavorable impact of FX average rates on Foreign Operations.  Refer below for the operating results by country:

•

In U.S. and New Zealand, property rental income decreased due to the closure of the Company’s Union Square property in New York, which is currently being re-developed, and the sale of our Taupo property in New Zealand.

•	In Australia, higher property rental income was due to the purchase of Cannon Park in December 2015.

CONSOLIDATED AND NON-SEGMENT RESULTS

The first quarter consolidated and non-segment results for 2016 and 2015 are summarized as follows:

	Three Months Ended
			% Change
(Dollars in thousands)	March 31, 2016	March 31, 2015	Favorable/ (Unfavorable)
Segment operating income	$9,779	$8,630	13%
Non-segment income and expenses:
General and administrative expense	(4,991)	(3,327)	(50)%
Interest expense, net	(1,875)	(2,575)	27%
Gain on sale of assets	393	2,822	(86)%
Other	149	75	99%
Total non-segment income and expenses	$(6,324)	$(3,005)	(110)%
Income before income taxes	3,455	5,625	(39)%
Income tax expense	(1,231)	(2,523)	51%
Net income	$2,224	$3,102	(28)%
Net loss attributable to noncontrolling interests	2	16	88%
Net income attributable to RDI common stockholders	$2,226	$3,118	(29)%

First Quarter Results

Net income attributable to RDI common stockholders for the first quarter 2016 decreased by $892,000, or 29%, to $2.2 million,  mainly attributable to significantly higher realized gain on sale of certain property in 2015, partially offset by the aforementioned increase in revenues.

The lower interest expense was primarily attributable to the renegotiation of our loan facility in Australia leading to substantially lower borrowing costs.  The increase in general and administrative expenses relates to higher legal and audit expenses and expenses related to the change in status of certain executives.

OTHER FINANCIAL INFORMATION

Balance Sheet and Liquidity

Total assets increased to $380.3 million at March 31, 2016, compared to $373.3 million at December 31, 2015, primarily driven by an increase in operating properties during the quarter.

Cash and cash equivalents at March 31, 2016  were  $16.3 million, including $9.9 million in the U.S., $3.9 million in Australia, and $2.5 million in New Zealand.  At March 31, 2016,  all $16.3 million of available cash worldwide was not restricted by loan covenants, in addition to the unused capacity of our credit facilities.

Below is a summary of the available corporate credit facilities as of March 31, 2016:

	As of March 31, 2016
(Dollars in thousands)	Contractual Capacity	Capacity Used	Unused Capacity
Bank of America Credit Facility (USA)	$55,000	$29,750	$25,250
Bank of America Line of Credit (USA)	5,000	4,750	250
NAB Corporate Term Loan (AU) (1)	51,052	24,183	26,870
Westpac Corporate Credit Facility (NZ) (1)	24,241	12,121	12,121
Total	$135,293	$70,803	$64,490

(1) The borrowings are denominated in foreign currency.  The contractual capacity and capacity used were translated into U.S. dollars based on the applicable exchange rates as of March 31, 2016.

Working capital deficiency increased from $38.4 million to $41.2 million. This was mainly due to a $3.4 million reduction in cash due to surplus cash being used to pay down long-term debt and capital expenditures offset by net cash from operating activities.

In addition to the  $64.5 million of unused capacity available under our corporate credit facilities,  we have $6.0 million and $10.4 million (NZ$15.0 million) unused capacity for Cinema 1,2,3 use and construction funding for New Zealand, respectively.  Together with our $16.3 million cash and cash equivalents as of March 31,  2016, we believe it can meet our anticipated short-term working capital requirements.

We are in the process of refinancing the $15 million loan on our Cinema 1,2,3 property which matures on July 1, 2016.

Non-GAAP Financial Measures

This earnings release presents aggregate segment operating income, and EBITDA, which are important financial measures for the Company, but are not financial measures defined by US GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of EPS, cash flows or net income as determined in accordance with US GAAP. Aggregate segment operating income and EBITDA as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Aggregate segment operating income – we evaluate the performance of our business segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors.  We believe that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of business separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. Refer to “Consolidated and Non-Segment Results” for a reconciliation of segment operating income to net income.

EBITDA – we present EBITDA as a supplemental measure of its performance, which is commonly used in our industry.  We define EBITDA as net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment of interest expense, depreciation, and amortization for discontinued operations, if any. EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP).

Reconciliation of EBITDA to net income is presented below:

	Three Months Ended
	March 31	March 31
(Dollars in thousands)	2016	2015
Net Income	$2,226	$3,118
Add: Interest expense, net	1,875	2,575
Add: Income tax expense	1,231	2,523
Add: Depreciation and amortization	3,808	3,742
EBITDA	$9,140	$11,958

Conference Call and Webcast

Ms. Ellen Cotter,  President & Chief Executive Officer, Dev Ghose, EVP & Chief Financial Officer, and Andrzej Matyczynski, Executive Vice President for Global Operations, will hold a conference call webcast to discuss our first quarter results at 7:00A.M. Pacific Time on Friday,  May  13, 2016.  Interested parties may access the audio webcast by visiting the Company’s website at http://www.readingrdi.com/Presentations.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning, and operating real estate assets.  Our business consists primarily of:

•	the development, ownership, and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed centers (“ETC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide business under various brands:

•	in the United States, under the

o	Reading Cinema brand (http://www.readingcinemasus.com);
o	Angelika Film Center brand (http://www.angelikafilmcenter.com);
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com);
o	City Cinemas brand (http://www.citycinemas.com);
o	Beekman Theatre brand (http://www.beekmantheatre.com);
o	The Paris Theatre brand (http://www.theparistheatre.com);
o	Liberty Theatres brand (http://libertytheatresusa.com); and
o	Village East Cinema brand (http://villageeastcinema.com)

•	in Australia, under the

o	Reading Cinema brand (http://www.readingcinemas.com.au);
o	Newmarket brand (http://readingnewmarket.com.au); and
o	Red Yard brand (http://www.redyard.com.au)

•	in New Zealand, under the

o	Reading brand (http://www.readingcinemas.co.nz);
o	Rialto brand (http://www.rialto.co.nz);
o	Reading Properties brand (http://readingproperties.co.nz);
o	Courtenay Central brand (http://www.readingcourtenay.co.nz); and
o	Steer n’ Beer restaurant brand (http://steernbeer.co.nz)

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:
o	The number and attractiveness to movie goers of the films released in future periods;
o	The amount of money spent by film distributors to promote their motion pictures;
o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o

The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD rentals and sales, and online streaming.

•	With respect to our real estate development and operation activities:
o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	The availability and cost of labor and materials;
o	Competition for development sites and tenants;
o	The extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations; and
o	Certain of our activities are in geologically active areas, creating a risk of damage and/or disruption of real estate and/or cinema businesses from earthquakes.
•

With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o	The relative values of the currency used in the countries in which we operate;
o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

Our exposure from time-to-time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control, such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform, either when considered in isolation or when compared to other securities or investment opportunities.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-U.S. GAAP financial measures.”  In such case, a reconciliation of this information to our U.S. GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Dev Ghose, Executive Vice President & Chief Financial Officer

Andrzej Matyczynski, Executive Vice President for Global Operations

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(U.S. dollars in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,
	2016	2015

Operating revenue
Cinema	$61,315	$56,899
Real estate	3,474	3,686
Total operating revenue	64,789	60,585
Operating expense
Cinema	(47,957)	(45,141)
Real estate	(2,141)	(2,140)
Depreciation and amortization	(3,808)	(3,742)
General and administrative	(6,191)	(4,329)
Total operating expense	(60,097)	(55,352)
Operating income	4,692	5,233
Interest income	37	195
Interest expense	(1,912)	(2,770)
Net gain on sale of assets	393	2,822
Other expense	(57)	(91)
Income before income tax expense and equity earnings of unconsolidated joint ventures and entities	3,153	5,389
Equity earnings of unconsolidated joint ventures and entities	302	236
Income before income taxes	3,455	5,625
Income tax expense	(1,231)	(2,523)
Net income	$2,224	$3,102
Net loss attributable to noncontrolling interests	2	16
Net income attributable to Reading International, Inc. common stockholders	$2,226	$3,118
Basic earnings per share attributable to Reading International, Inc. stockholders	$0.10	$0.13
Diluted earnings per share attributable to Reading International, Inc. stockholders	$0.09	$0.13
Weighted average number of shares outstanding–basic	23,334,892	23,242,467
Weighted average number of shares outstanding–diluted	23,532,858	23,523,655

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	March 31,	December 31,
	2016	2015(1)
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$16,330	$19,702
Receivables	11,380	10,036
Inventory	969	1,122
Investment in marketable securities	51	51
Restricted cash	17	160
Prepaid and other current assets	5,898	5,429
Land held for sale – current	--	421
Total current assets	34,645	36,921
Operating property, net	217,075	210,298
Land held for sale – non-current	40,004	37,966
Investment and development property, net	23,326	23,002
Investment in unconsolidated joint ventures and entities	5,656	5,370
Investment in Reading International Trust I	838	838
Goodwill	20,002	19,715
Intangible assets, net	9,430	9,889
Deferred tax asset, net	25,582	25,649
Other assets	3,744	3,615
Total assets	$380,302	$373,263
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$23,889	$23,638
Film rent payable	9,162	9,291
Debt – current, net	14,943	14,887
Taxes payable – current	6,971	5,275
Deferred current revenue	13,073	14,591
Other current liabilities	7,850	7,640
Total current liabilities	75,888	75,322
Debt – long-term, net	85,474	87,101
Subordinated debt, net	27,178	27,125
Noncurrent tax liabilities	16,633	16,457
Other liabilities	29,265	30,062
Total liabilities	234,438	236,067
Commitments and contingencies
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
32,831,113 issued and 21,654,302 outstanding at March 31, 2016 and December 31, 2015	229	229
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at March 31, 2016 and December 31, 2015	17	17
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at March 31, 2016 and December 31, 2015	--	--
Additional paid-in capital	143,957	143,815
Accumulated deficit	(7,252)	(9,478)
Treasury shares	(13,524)	(13,524)
Accumulated other comprehensive income	18,147	11,806
Total Reading International, Inc. stockholders’ equity	141,574	132,865
Noncontrolling interests	4,290	4,331
Total stockholders’ equity	145,864	137,196
Total liabilities and stockholders’ equity	$380,302	$373,263

1 Certain prior period amounts have been reclassified to conform to the current period presentation.